THE MARCUS CORPORATION REPORTS RECORD REVENUES AND INCREASED EARNINGS FOR FOURTH QUARTER AND FISCAL 2014

Marcus Theatres® once again outperforms the industry;momentum continues for Marcus® Hotels & Resorts

Milwaukee, Wis., July 24, 2014….. The Marcus Corporation (NYSE: MCS) today reported strong fourth quarter and fiscal year results for the periods ended May 29, 2014.

Fourth Quarter Fiscal 2014 Highlights

•	Total revenues for the fourth quarter of fiscal 2014 were $108,474,000, a 7.8% increase from revenues of $100,590,000 for the fourth quarter of fiscal 2013.
•	Operating income was $9,564,000 for the fourth quarter of fiscal 2014, a 15.8% increase from operating income of $8,256,000 for the fourth quarter of fiscal 2013.
•	Net earnings attributable to The Marcus Corporation were $4,254,000 for the fourth quarter of fiscal 2014, a 22.4% increase from net earnings attributable to The Marcus Corporation of $3,475,000 for the fourth quarter of fiscal 2013.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.16 for the fourth quarter of fiscal 2014, a 23.1% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.13 for the fourth quarter of fiscal 2013.

Fiscal 2014 Highlights

•	Total revenues for fiscal 2014 were $447,939,000, an 8.5% increase from revenues of $412,836,000 for fiscal 2013.
•	Operating income was $48,382,000 for fiscal 2014, a 26.6% increase from operating income of $38,204,000 for fiscal 2013.
•	Net earnings attributable to The Marcus Corporation were $25,001,000 for fiscal 2014, a 42.8% increase from net earnings attributable to The Marcus Corporation of $17,506,000 for fiscal 2013.

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•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.92 for fiscal 2014, a 46.0% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.63 for fiscal 2013.

“Our excellent fourth quarter results provided a strong ending to a very solid year for The Marcus Corporation. Fiscal 2014 revenues set new records for both divisions and for the company as a whole. Marcus Theatres significantly outperformed the industry for the second consecutive quarter and Marcus Hotels & Resorts continued its steady improvement,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Revenues for Marcus Theatres were up 10.7% for the fourth quarter and 10.8% for the full year, while operating income increased 4.1% for the fourth quarter and 13.6% for fiscal 2014. The fourth quarter revenues and operating income set new records for any 13-week fourth quarter in the division’s history,” said Marcus. “Despite the fact that the national box office was down slightly during our fourth quarter period due to a weaker slate of movies in May, we achieved an 8.2% increase in admissions. We attribute this strong performance to the major investments we are making in our theatres, along with successful marketing and operational strategies.”

“The top-five best performing films for Marcus Theatres in the fourth quarter were Captain America: The Winter Soldier, Divergent, The Amazing Spider-Man 2, Godzilla and Neighbors. For fiscal 2014, the top-five movies were Frozen, The Hunger Games: Catching Fire, Despicable Me 2, The Lego® Movie and The Hobbit: The Desolation of Smaug,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

Rodriguez said films that have performed well to this point in the summer include Maleficient, The Fault in Our Stars, How to Train Your Dragon 2, 22 Jump Street, Transformers: Age of Extinction and Dawn of the Planet of the Apes.

“While it has been well documented that the summer films so far have not performed as well as last year’s corresponding film slate, we have continued to outperform the industry during this period. We are hopeful the summer movie season will end on a stronger note, with potential hits including Hercules, Lucy, Guardians of the Galaxy, Teenage Mutant Ninja Turtles, The Expendables 3 and The Giver,” said Rodriguez

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“As our results for the past two quarters indicate, our investments in enhancing all aspects of the moviegoing experience are generating results. By the end of the fiscal year in May, we had doubled our number of theatres offering DreamLoungerSM oversized leather recliners in all auditoriums to eight and expanded our UltraScreen DLX™ auditoriums, which combine a premium large-format UltraScreen® and Dolby® Atmos™ immersive sound with DreamLounger seating, to 11 locations. We ended the year with 20 large-screen format auditoriums in our circuit. We are in the final stages of adding five Take FiveSM Lounges and five Zaffiro’s® Express lobby dining locations, which will increase the total outlets for each concept to 11. We are also introducing Big Screen BistroSM full-service in-theatre dining at three additional theatres,” said Rodriguez. “We plan to continue to grow these successful concepts in fiscal 2015 and are already working to identify additional locations.”

“Our newest entertainment destination is currently under construction in Sun Prairie, Wis. Named The Palace at Sun Prairie, the new 12-screen theatre will include all of the innovations we are currently expanding across the circuit. It will feature all-reserved DreamLounger recliner seating in every auditorium, two UltraScreen DLX auditoriums, four Big Screen Bistro auditoriums, a Zaffiro’s Express and a Take Five Lounge. With a striking new interior and exterior design and the latest features and amenities, The Palace at Sun Prairie will take the moviegoing experience to a new level,” added Rodriguez.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts achieved record revenues for both the quarter and the full year, with fourth quarter revenues up 4.2% and revenues for fiscal 2014 up 5.9%. Increases in food and beverage revenues of 7.0% in the fourth quarter and 6.1% for the full year contributed to the revenue increases. Revenue per available room (RevPAR) for comparable company-owned hotels increased 3.3% in both the fourth quarter and full year, driven by increases in both occupancy and average daily rate. This was the fourth consecutive year of increases in the average daily rate,” said Marcus. He noted that results for the prior year were negatively impacted by $3.3 million of costs related to the settlement of lawsuits concerning the company’s Las Vegas property.

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“During the fourth quarter, we assumed management of the Heidel House Resort & Spa in Green Lake, Wis., a 190-room full-service resort and spa nestled on the shore of Green Lake. The property is located just six miles from Ripon, Wis. where our company was founded in 1935. The new management contract is an excellent opportunity to bring our high level of service, food and beverage expertise and spa operations experience to this distinctive, award-winning property,” said Thomas F. Kissinger, interim president of Marcus Hotels & Resorts and senior executive vice president of The Marcus Corporation.

“We continue to move forward with major renovation projects at several key properties. The renovation of the guest rooms in the modern tower addition of The Pfister® Hotel in Milwaukee has now been completed. The remodeling of the meeting rooms at The Cornhusker, A Marriott Hotel, in Lincoln, Neb. will be completed by the end of summer, the final phase of a complete multi-million-dollar renovation of the property. An extensive remodeling of the Westin® Atlanta Perimeter North in Atlanta, Ga. has also been completed, except for the redesign and launch of a new Southern-inspired, farm-to-table brasserie restaurant. In addition, the conversion of our Four Points by Sheraton Chicago Downtown/Magnificent Mile to one of the first AC Hotels by Marriott in the U.S. is scheduled to begin in late fall, with completion targeted for spring 2015,” said Kissinger.

“The busy summer travel season is off to a good start. As we look ahead, our focus will be on pursuing additional management contracts and potential hotel investment opportunities to further expand the portfolio,” added Kissinger.

Return of Capital to Shareholders

“We repurchased a total of 314,000 shares of our common stock in fiscal 2014 and increased the quarterly cash dividend by 11.8% in the fourth quarter. Our total return to shareholders was 28% in fiscal 2014 and our three-year average total return to shareholders is now 27%. Our strong balance sheet gives us the ability to return capital to shareholders through our dividend policy and share repurchases, while at the same time continuing to invest in our two businesses and pursue potential growth opportunities,” said Douglas A. Neis, chief financial officer and treasurer of The Marcus Corporation.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, July 24, 2014, at 10:30 a.m. Central/11:30 a.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-617-399-5132 and entering the passcode 35115652. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. A telephone replay of the conference call will be available through Thursday, July 31, 2014, by dialing 1-888-286-8010 and entering the passcode 28146934. The webcast will be archived on the company’s website until its next earnings release.

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About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 685 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in 10 states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the tragedy in a movie theatre in Colorado. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	May 29,	May 30,
	2014	2013

Assets:

Cash and cash equivalents	$14,812	$18,053
Accounts and notes receivable	9,472	8,568
Refundable income taxes	2,958	255
Deferred income taxes	3,056	2,877
Other current assets	6,367	6,384
Property and equipment, net	647,592	625,757
Other assets	84,666	84,802

Total Assets	$768,923	$746,696

Liabilities and Shareholders' Equity:
Accounts payable	$30,954	$25,330
Taxes other than income taxes	14,333	14,000
Other current liabilities	44,826	36,123
Current portion of capital lease obligation	4,871	4,562
Current maturities of long-term debt	7,030	11,193
Capital lease obligation	23,370	28,241
Long-term debt	233,557	231,580
Deferred income taxes	42,561	43,516
Deferred compensation and other	37,442	35,455
Equity	329,979	316,696

Total Liabilities and Shareholders' Equity	$768,923	$746,696

THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	May 29,	May 30,	May 29,	May 30,
	2014	2013	2014	2013

Revenues:
Theatre admissions	$35,084	$32,424	$146,039	$134,523
Rooms	25,325	24,543	105,483	99,668
Theatre concessions	20,989	18,172	84,062	73,189
Food and beverage	14,020	13,100	58,826	55,458
Other revenues	13,056	12,351	53,529	49,998
Total revenues	108,474	100,590	447,939	412,836

Costs and expenses:
Theatre operations	31,524	28,271	127,531	115,078
Rooms	10,412	10,056	40,834	38,260
Theatre concessions	5,957	4,884	23,335	19,816
Food and beverage	11,390	10,826	46,250	43,062
Advertising and marketing	5,942	5,481	25,160	23,571
Administrative	11,294	10,378	46,642	45,266
Depreciation and amortization	8,777	8,337	33,845	33,827
Rent	2,143	2,110	8,522	8,418
Property taxes	3,321	3,821	14,637	14,836
Other operating expenses	8,150	7,693	32,801	30,986
Impairment charge	-	477	-	1,512
Total costs and expenses	98,910	92,334	399,557	374,632

Operating income	9,564	8,256	48,382	38,204

Other income (expense):
Investment income	221	193	630	494
Interest expense	(2,497)	(2,454)	(10,060)	(9,309)
Extinguishment of debt	-	-	-	6,008
Gain (loss) on disposition of property, equipment and other assets	(28)	23	(993)	(266)
Equity losses from unconsolidated joint ventures, net	(57)	(132)	(250)	(450)
	(2,361)	(2,370)	(10,673)	(3,523)

Earnings before income taxes	7,203	5,886	37,709	34,681
Income taxes	2,905	2,299	16,810	11,350
Net earnings	4,298	3,587	20,899	23,331
Net earnings (loss) attributable to noncontrolling interests	44	112	(4,102)	5,825
Net earnings attributable to The Marcus Corporation	$4,254	$3,475	$25,001	$17,506

Net earnings per common share attributable to The Marcus Corporation - diluted	$0.16	$0.13	$0.92	$0.63

Weighted average shares outstading - diluted	27,357	27,090	27,150	27,865

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended May 29, 2014
Revenues	$59,468	$48,706	$300	$108,474
Operating income (loss)	10,282	2,266	(2,984)	9,564
Depreciation and amortization	4,469	4,176	132	8,777

13 Weeks Ended May 30, 2013
Revenues	$53,702	$46,726	$162	$100,590
Operating income (loss)	9,881	1,558	(3,183)	8,256
Depreciation and amortization	4,103	4,087	147	8,337

52 Weeks Ended May 29, 2014
Revenues	$243,162	$204,138	$639	$447,939
Operating income (loss)	46,461	15,840	(13,919)	48,382
Depreciation and amortization	16,747	16,562	536	33,845

52 Weeks Ended May 30, 2013
Revenues	$219,533	$192,676	$627	$412,836
Operating income (loss)	40,907	10,662	(13,365)	38,204
Depreciation and amortization	16,753	16,520	554	33,827

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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